Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
+1 610-208-3892	+1 610-208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS FIRST QUARTER RESULTS

Reported earnings per share $0.18 per share or $0.26 adjusted for restructuring charges and special items

Net sales of $455.6 million

Free Cash Flow of $6.6 million

WYOMISSING, Pa. — October 22, 2015 — Carpenter Technology Corporation (NYSE: CRS) today announced financial results for the quarter ended September 30, 2015. Carpenter reported net income of $8.9 million or $0.18 per diluted share. Excluding restructuring charges and special items, earnings per share would have been $0.26 per diluted share in the quarter. This compares to a reported net income of $13.5 million or $0.25 per diluted share in the same quarter last year.

Financial Highlights

	Q1	Q1	Q4
($ in millions)	FY2016	FY2015	FY2015
Net Sales	$455.6	$549.8	$558.0
Net Sales Excluding Surcharge (a)	$385.1	$440.1	$463.0
Operating Income	$24.8	$22.1	$39.5
Net Income	$8.9	$13.5	$22.5
Free Cash Flow (a)	$6.6	$(53.5)	$106.7

(a) non-GAAP financial measure explained in the attached tables

Comment

“Overall I am encouraged by how the team has responded to the industry challenges in the quarter,” said Tony Thene, Carpenter’s president and chief executive officer. “As we signaled in our most recent public comments, the weakness in the Energy end-use market continues to impact our sequential volume and operating performance.

We have also seen this market weakness begin to affect order patterns for customers in our Industrial and Consumer end-use market. These challenges coupled with our normal seasonality, resulted in a 15 percent sequential volume decline in the quarter.

“We continued to drive operating cost improvements and reduce overhead costs in our Specialty Alloys Operations (SAO) segment as operating margins were relatively flat sequentially notwithstanding the significantly lower volume. The cost improvement initiatives are particularly important in this environment of declining volumes and will better position us to capitalize on the operating margin benefits from these cost structure changes as the volumes return.

“As expected, our Performance Engineered Products (PEP) segment was impacted by the lower sequential demand in the current quarter for Aerospace titanium fastener materials and powder products for the Industrial and Consumer end-use market.  The operating income results of the Oil and Gas businesses in PEP were sequentially flat as we continue to manage cost structure and take appropriate actions as a result of the depressed activity in this end-use market.”

Net Sales and Operating Income

Net sales for the first quarter of fiscal year 2016 were $455.6 million, and net sales excluding surcharge were $385.1 million, a decrease of $55.0 million (or 12 percent) from the same quarter last year, on 19 percent lower volume.

Operating income was $24.8 million, an increase of $2.7 million from the first quarter of the prior year. Operating income—excluding pension earnings, interest and deferrals (EID) and restructuring charges and special items—was $32.6 million, an increase of $8.1 million (or 33 percent) from the first quarter of the prior year. These results reflect a stronger mix of products within the SAO segment and lower operating costs which were partially offset by lower overall volume.

Restructuring Charges and Special Items

The first quarter results include restructuring charges and special items of $0.08 per diluted share, consisting of restructuring costs, consulting fees and a discrete tax item as a result of a decision to sell an equity method investment in India.

Cash Flow

Cash flow from operations was $41.5 million in the first quarter of fiscal year 2016, which included a $33.0 million increase in inventory and a $20.5 million decrease in other working capital. This compares to a cash flow from operations of $15.0 million in the prior year’s first quarter, which included a $30.8 million increase in inventory, an $11.8 million increase in other working capital and $2.8 million of pension contributions. Free cash flow in the first quarter of fiscal year 2016 was $6.6 million, compared to negative $53.5 million in the same quarter last year. Capital expenditures in the first quarter of fiscal year 2016 were $29.9 million, compared to $59.0 million in the prior year’s first quarter.

Total liquidity, including cash and available revolver balance, was $524 million at the end of the first quarter. This consisted of $31 million of cash and $493 million of available borrowing under the Company’s credit facility.

End-Use Markets

	Q1 FY16 Sales* Ex. Surcharge (in Millions)	Q1 FY16 vs. Q1 FY15	Q1 FY16 vs. Q4 FY15
Aerospace and Defense	$187.0	3%	-14%
Energy	32.0	-53%	-38%
Transportation	36.6	19%	10%
Medical	25.0	-6%	-23%
Industrial and Consumer	74.7	-24%	-22%

* Excludes sales through Carpenter’s Distribution businesses

Aerospace and Defense

•            Sequential results reflect normal seasonal impacts and supply chain adjustments for titanium fastener material

•            Sales of engine materials were up modestly year-over-year

•            Sales of structural materials were up year-over-year on stronger volume and improved mix

•            Defense material sales were up year-over-year with continued spending on supported programs

Energy

•            The North American quarterly average directional and horizontal rig count was down 51 percent year-over-year

•            SAO Oil and Gas revenue was down 42 percent sequentially and 51 percent year-over-year

•            PEP Oil and Gas revenue was down 24 percent sequentially and 65 percent year-over-year

Transportation

•            Position gains on engine fasteners, valve and fuel system applications drove a richer sales mix year-over-year

•            Increasing fuel efficiency standards are driving global demand growth for Carpenter’s materials

•            North American light vehicle and heavy duty truck production is forecasted to hit near-record levels

Medical

•            Medical market sales were down year-over-year due to pricing pressure on transactional business for titanium and stainless steel materials

•            Demand remains steady for premium grade titanium, nickel and cobalt materials — supported by long term agreements

Industrial and Consumer

•            Economic headwinds have reduced demand across the industrial distribution market

•            Depressed Oil and Gas markets have negatively influenced year-over-year downstream demand for materials used in industrial components and related processing equipment

Outlook

Mr. Thene added, “As we move further into fiscal year 2016, we currently expect the second quarter volumes to be in-line with the recent first quarter.  We also expect increased volume in the second half of fiscal year 2016 versus both prior year period and the first half of fiscal year 2016, driven by an increase in Aerospace demand and further opportunities in the Transportation end-use market.  In addition, we will continue our focused efforts to drive further operating cost improvements and pursue initiatives to improve working capital.  We remain committed to prioritizing our cash deployment to execute against the share repurchase program.”

Conference Call and Webcast Presentation

Carpenter will host a conference call and webcast presentation today, October 22 at 10:00 a.m. ET, to discuss the financial results and operations for the fiscal first quarter. Please call 610-208-2222 for details. Access to both the call and webcast presentation will also be available at Carpenter’s website (http://www.cartech.com), and a replay of the call will soon be made available at http://www.cartech.com. Presentation materials used during this conference call will be available for viewing and download at 8:00 a.m. ET today, at http://www.cartech.com.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, alloy steels and tool steels. Information about Carpenter can be found at http://www.cartech.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended June 30, 2015 and the exhibits attached to that filing. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers and suppliers, or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter to achieve cash generation, growth, earnings, profitability, cost savings and reductions, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the degree of success of government trade actions; (7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading, Latrobe and Athens for which there may be limited alternatives if there are significant equipment failures or a catastrophic event; (14) the ability to hire and retain key personnel, including members of the executive management team, management, metallurgists and other skilled personnel; (15) fluctuations in oil and gas prices and production; (16) the success of restructuring actions; and (17) share repurchases are at Carpenter’s discretion and could be affected by changes in Carpenter’s share price, operating results, capital spending, cash flows, inventory, acquisitions, investments, tax laws and general market conditions. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2015	2014

NET SALES	$455.6	$549.8
Cost of sales	387.0	480.7
Gross profit	68.6	69.1

Selling, general and administrative expenses	43.4	47.0
Restructuring charges	0.4	—
Operating income	24.8	22.1

Interest expense	(6.6)	(7.0)
Other (expense) income, net	(2.1)	4.9

Income before income taxes	16.1	20.0
Income tax expense	7.2	6.5

NET INCOME	$8.9	$13.5

EARNINGS PER COMMON SHARE:
Basic	$0.18	$0.25
Diluted	$0.18	$0.25

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	49.7	53.5
Diluted	49.9	53.7

Cash dividends per common share	$0.18	$0.18

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Three Months Ended
	September 30,
	2015	2014
OPERATING ACTIVITIES:
Net income	$8.9	$13.5
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	29.9	30.3
Deferred income taxes	(1.0)	2.6
Net pension expense	13.4	11.5
Stock-based compensation expense	2.7	2.5
Net loss on disposals of property and equipment	0.1	—
Changes in working capital and other:
Accounts receivable	24.4	16.2
Inventories	(33.0)	(30.8)
Other current assets	(4.8)	(6.3)
Accounts payable	2.5	1.3
Accrued liabilities	(1.6)	(17.2)
Pension plan contributions	—	(2.8)
Other postretirement plan contributions	(3.4)	(3.6)
Other, net	3.4	(2.2)
Net cash provided from operating activities	41.5	15.0

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(29.9)	(59.0)
Proceeds from disposals of property and equipment	—	0.1
Proceeds from insurance claim	4.0	—
Net cash used for investing activities	(25.9)	(58.9)

FINANCING ACTIVITIES:
Dividends paid	(9.0)	(9.6)
Purchases of treasury stock	(45.9)	—
Payments on seller financed debt related to purchase of software	(1.2)	—
Tax benefits on share-based compensation	—	0.1
Proceeds from stock options exercised	0.1	0.7
Net cash used for financing activities	(56.0)	(8.8)

Effect of exchange rate changes on cash and cash equivalents	1.0	(1.3)

DECREASE IN CASH AND CASH EQUIVALENTS	(39.4)	(54.0)
Cash and cash equivalents at beginning of period	70.0	120.0

Cash and cash equivalents at end of period	$30.6	$66.0

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	September 30,	June 30,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$30.6	$70.0
Accounts receivable, net	278.9	304.1
Inventories	686.7	655.8
Deferred income taxes	8.1	3.3
Other current assets	42.7	37.2
Total current assets	1,047.0	1,070.4

Property, plant and equipment, net	1,389.6	1,397.0
Goodwill	257.2	257.4
Other intangibles, net	69.6	71.6
Other assets	107.7	109.5
Total assets	$2,871.1	$2,905.9

LIABILITIES
Current liabilities:
Accounts payable	$165.4	$169.5
Accrued liabilities	159.0	152.6
Total current liabilities	324.4	322.1

Long-term debt	611.0	607.1
Accrued pension liabilities	338.9	334.1
Accrued postretirement benefits	109.5	111.2
Deferred income taxes	149.2	146.5
Other liabilities	60.9	59.0
Total liabilities	1,593.9	1,580.0

STOCKHOLDERS’ EQUITY
Common stock	276.2	276.2
Capital in excess of par value	268.6	266.6
Reinvested earnings	1,332.3	1,332.4
Common stock in treasury, at cost	(266.6)	(221.1)
Accumulated other comprehensive loss	(333.3)	(328.2)
Total stockholders’ equity	1,277.2	1,325.9
Total liabilities and stockholders’ equity	$2,871.1	$2,905.9

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended
	September 30,
	2015	2014
Pounds sold (000):
Specialty Alloys Operations	56,814	70,120
Performance Engineered Products	2,956	3,034
Intersegment	(1,348)	(1,408)
Consolidated pounds sold	58,422	71,746

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$301.6	$324.1
Surcharge	71.0	111.9
Specialty Alloys Operations net sales	372.6	436.0

Performance Engineered Products
Net sales excluding surcharge	91.4	129.6
Surcharge	0.1	0.3
Performance Engineered Products net sales	91.5	129.9

Intersegment
Net sales excluding surcharge	(7.9)	(13.6)
Surcharge	(0.6)	(2.5)
Intersegment net sales	(8.5)	(16.1)

Consolidated net sales	$455.6	$549.8

Operating income:
Specialty Alloys Operations	$41.1	$24.6
Performance Engineered Products	(0.4)	9.7
Corporate costs (including restructuring charges)	(12.0)	(10.3)
Pension earnings, interest and deferrals	(4.8)	(2.4)
Intersegment	0.9	0.5
Consolidated operating income	$24.8	$22.1

The Company has two reportable segments, Specialty Alloys Operations (“SAO”) and Performance Engineered Products (“PEP”).

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading and Latrobe and surrounding areas in Pennsylvania, South Carolina and Alabama.

The PEP segment is comprised of the Company’s differentiated operations. This segment includes the Dynamet titanium business, the Carpenter Powder Products (CPP) business, the Amega West business, the Specialty Steel Supply business, and the Latrobe and Mexico distribution businesses. The businesses in the PEP segment are managed with an entrepreneurial structure to promote flexibility and agility to quickly respond to market dynamics.  It is our belief this model will ultimately drive overall revenue and profit growth.  The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earnings, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs and is included under the heading “Pension earnings, interest and deferrals”.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

OPERATING MARGIN EXCLUDING SURCHARGE, PENSION EARNINGS, INTEREST AND DEFERRALS, RESTRUCTURING CHARGES AND SPECIAL ITEMS

	Three Months Ended
	September 30,
	2015	2014

Net sales	$455.6	$549.8
Less: surcharge revenue	70.5	109.7
Consolidated net sales excluding surcharge	$385.1	$440.1

Operating income	$24.8	$22.1
Pension earnings, interest and deferrals	4.8	2.4
Operating income excluding pension earnings, interest and deferrals	29.6	24.5

Restructuring charges and special items:
Restructuring charges	0.4	—
Consulting costs	2.6	—
Operating income excluding pension earnings, interest and deferrals, restructuring charges and special items	$32.6	$24.5

Operating margin	5.4%	4.0%

Operating margin excluding surcharge, pension earnings, interest and deferrals, restructuring charges and special items	8.5%	5.6%

Management believes that removing the impacts of raw material surcharge from operating margin provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

Management believes that removing the impact of costs associated with restructuring and special items is helpful in analyzing the operating performance of the Company, as these costs are not indicative of ongoing operating performance.

ADJUSTED EARNINGS PER SHARE EXCLUDING RESTRUCTURING CHARGES AND SPECIAL ITEMS

	Income Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share**

Three months ended September 30, 2015, as reported	$16.1	$(7.2)	$8.9	$0.18

Restructuring charges	0.4	(0.1)	0.3	0.01
Consulting costs	2.6	(0.9)	1.7	0.03
Income tax item*	—	2.0	2.0	0.04
Total impact of restructuring charges and special items	3.0	1.0	4.0	0.08

Three months ended September 30, 2015, as adjusted	$19.1	$(6.2)	$12.9	$0.26

* Discrete income tax charge recorded during the three months ended September 30, 2015 as a result of the decision to sell equity method investment in India.

** Impact per diluted share calculated using weighted average common shares outstanding of 49.9 million.

Management believes that earnings per share adjusted to exclude the impact of restructuring charges and special items is helpful in analyzing the operating performance of the Company, as these costs are not indicative of ongoing operating performance.

FREE CASH FLOW

	Three Months Ended
	September 30,
	2015	2014

Net cash provided from operating activities	$41.5	$15.0
Purchases of property, equipment and software	(29.9)	(59.0)
Proceeds from disposals of property and equipment	—	0.1
Proceeds from insurance claim	4.0	—
Dividends paid	(9.0)	(9.6)

Free cash flow	$6.6	$(53.5)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

NET SALES BY END-USE MARKET

	Three Months Ended
	September 30,
	2015	2014
End-Use Market Excluding Surcharge:
Aerospace and defense	$187.0	$180.7
Energy	32.0	67.8
Transportation	36.6	30.7
Medical	25.0	26.7
Industrial and consumer	74.7	98.6
Distribution	29.8	35.6

Consolidated net sales excluding surcharge	385.1	440.1

Surcharge revenue	70.5	109.7

Consolidated net sales	$455.6	$549.8